Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Second Quarter 2015 Financial Results

Menlo Park, Calif. – August 5, 2015 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today reported a 118% increase in revenue with $24.9 million for the second quarter ended June 30, 2015, compared to $11.4 million for the second quarter of 2014.

Second quarter 2015 revenue includes product and service revenue of $11.3 million and $13.6 million of contractual revenue, while second quarter 2014 revenue includes product and service revenue of $9.7 million and $1.7 million of contractual revenue. Second quarter 2015 contractual revenue includes $10 million of milestone revenue and also reflects a higher quarterly amortization of the upfront Roche payment.

Gross profit increased $11.4 million to $14.5 million for the quarter, resulting in a gross margin of 58.2%, compared to gross profit of $3.1 million and a gross margin of 27.4% for the second quarter of 2014. The growth in gross profit and margin was driven by the additional $11.9 million Roche revenue at 100% margin.

Operating expenses totaled $25.9 million for the quarter, compared to $21.4 million for the second quarter of 2014. Operating expenses for the second quarters of 2015 and 2014 included non-cash stock-based compensation of $3.0 million and $2.1 million, respectively.

The net loss for the quarter was $11.9 million, compared to $19.1 million for the second quarter of 2014.

Cash and investments at June 30, 2015 totaled $72.7 million, compared to $101.3 million at December 31, 2014.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its second quarter 2015 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers the PacBio® RS II Sequencing System to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. Pacific Biosciences’ technology provides the industry’s highest consensus accuracy over the longest read lengths in combination with the ability to detect real-time kinetic information. The PacBio RS II System, including consumables and software, provides a simple, fast, end-to-end workflow for SMRT Sequencing. More information is available at www.pacb.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development of products for Roche, future milestone achievement and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three-month Periods Ended June 30,		Six-month Periods Ended June 30,
	2015	2014	2015	2014
Revenue:
Product revenue	$8,825	$7,749	$20,133	$15,614
Service and other revenue	2,518	1,980	5,259	4,061
Contractual revenue	13,596	1,696	17,192	3,392
Total revenue	24,939	11,425	42,584	23,067
Cost of Revenue:
Cost of product revenue	8,438	6,271	18,170	13,440
Cost of service and other revenue	1,995	2,028	3,981	3,825
Total cost of revenue	10,433	8,299	22,151	17,265
Gross profit	14,506	3,126	20,433	5,802
Operating Expense:
Research and development	15,043	12,435	29,526	24,206
Sales, general and administrative	10,821	8,993	21,593	18,143
Total operating expense	25,864	21,428	51,119	42,349
Operating loss	(11,358)	(18,302)	(30,686)	(36,547)
Interest expense	(715)	(701)	(1,412)	(1,387)
Other income (expense), net	138	(133)	(10)	(88)
Net loss	$(11,935)	$(19,136)	$(32,108)	$(38,022)
Basic and diluted net loss per share	$(0.16)	$(0.27)	$(0.43)	$(0.55)
Shares used in computing basic and diluted net loss per share	74,733	70,515	74,442	69,195

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	June 30,	December 31,
	2015	2014
Assets
Cash and investments	$72,674	$101,348
Accounts receivable	3,950	3,406
Inventory	11,978	11,335
Prepaid and other current assets	1,587	1,671
Property and equipment	6,428	6,601
Other long-term Assets	153	162
Total Assets	$96,770	$124,523

Liabilities and Stockholders' Equity
Accounts payable	$5,818	$5,608
Accrued expenses	11,316	11,441
Deferred service revenue	7,823	7,250
Deferred contractual revenue	19,328	26,520
Other liabilities	3,183	3,687
Financing derivative	899	944
Notes payable	14,567	14,124
Stockholders' equity	33,836	54,949
Total Liabilities and Stockholders' Equity	$96,770	$124,523